 Exhibit 99.1

PondelWilkinson Inc.
21700 Oxnard Street, Suite 1840
Woodland Hills, CA 91367

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
NEWS		(951) 739-6200
RELEASE
Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2019 FIRST QUARTER

FINANCIAL RESULTS

— First Quarter Net Sales rise 11.2 percent to $946.0 million —

— First Quarter Net Income increases 21.0 percent to $261.5 million —

— First Quarter Net Income per diluted share increases 26.7 percent to $0.48 per share —

— First Quarter Distributor Termination Expenses were $10.7 million —

Corona, CA — May 2, 2019 — Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three-months ended March 31, 2019.

First Quarter Results

Net sales for the 2019 first quarter increased 11.2 percent to $946.0 million from $850.9 million in the same period last year.  Gross sales for the 2019 first quarter increased 10.1 percent to $1.09 billion from $990.6 million in the same period last year.  Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the 2019 first quarter of $22.0 million and $25.9 million, respectively.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body FuelTM high performance energy drinks, increased 11.5 percent to $870.4 million for the 2019 first quarter, from $780.5 million for the 2018 first quarter.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $18.2 million for the 2019 first quarter.

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company as well as the Company’s affordable energy brands, increased 6.9 percent to $70.3 million for the 2019 first quarter, from $65.8 million in the 2018 first quarter.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of $3.8 million for the 2019 first quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors sold to independent third parties (the “AFF Third-Party Products”), were $5.3 million for the 2019 first quarter, compared with $4.7 million in the 2018 first quarter.

Net sales to customers outside the United States increased 17.4 percent to $284.1 million in the 2019 first quarter, from $242.1 million in the 2018 first quarter. Such sales were approximately 30.0 percent of total net sales in the 2019 first quarter, compared with 28.5 percent in the 2018 first quarter.

Gross profit, as a percentage of net sales, for both the 2019 and 2018 first quarters was 60.6 percent.  For the 2019 first quarter, gross profit as a percentage of net sales was positively affected by increased sales prices of our products sold in the United States and Canada, and to a lesser extent, product sales mix.  Gross profit as a percentage of net sales was negatively affected by geographical sales mix and increases in certain input costs.

Operating expenses for the 2019 first quarter were $262.1 million, compared with $235.3 million in the 2018 first quarter. Operating expenses included distributor termination expenses of $10.7 million for the 2019 first quarter, compared with $7.0 million in the 2018 first quarter.

Distribution costs as a percentage of net sales were 3.8 percent for the 2019 first quarter, compared with 3.9 percent in the 2018 first quarter.

Selling expenses as a percentage of net sales for the 2019 first quarter were 11.0 percent, compared with 11.5 percent in the 2018 first quarter.

General and administrative expenses for the 2019 first quarter were $122.1 million, or 12.9 percent of net sales, compared with $104.8 million, or 12.3 percent of net sales, for the 2018 first quarter.  Stock-based compensation (a non-cash item) was $15.3 million for the first quarter of 2019, compared with $13.4 million in the 2018 first quarter.

Operating income for the 2019 first quarter increased to $311.5 million from $279.9 million in the 2018 first quarter.

The effective tax rate for the 2019 first quarter was 16.8 percent, compared with 23.3 percent in the 2018 first quarter. The decrease in the effective tax rate was primarily due to an increase in the deductions for equity compensation as well as the increase in profits earned by certain foreign subsidiaries in lower tax jurisdictions than the United States.

Net income for the 2019 first quarter increased 21.0 percent to $261.5 million from $216.1 million in the 2018 first quarter.  Net income per diluted share for the 2019 first quarter increased 26.7 percent to $0.48 from $0.38 in the first quarter of 2018.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “Record gross and net sales in the 2019 first quarter were again driven by growth in our Monster Energy® brand energy drinks, new Monster Energy® brand energy drink introductions, as well as the launch of our Reign Total Body Fuel™ high performance energy drinks.

“Our strategic alignment with the Coca-Cola system bottlers in the United States is now complete, following the assignment of the Kalil Bottling Group’s distribution territories in March 2019 and the transition of the Big Geyser Inc. territory in April 2019. We are making progress in launching or transitioning our Monster Energy® brand to Coca-Cola system bottlers in additional countries.

“In the United States, we successfully launched Monster Energy Ultra Paradise®, our Monster Dragon TeaTM line, and our Reign Total Body Fuel™ line of high performance energy drinks, as well as expanded our launch of Java Monster® Swiss Chocolate during the quarter, and launched a number of additional Monster Energy® and Strategic Brands energy drinks in a number of our existing international geographies.

“Predator®, our strategically preferred affordable energy brand, will be launched in a number of additional markets internationally during 2019,” Sacks added.

Share Repurchase Program

During the 2019 first quarter, the Company purchased approximately 2.6 million shares of its common stock at an average purchase price of $54.18 per share, for a total amount of $139.0 million (excluding broker commissions).

As of May 2, 2019, approximately $20.6 million and $500.0 million remained available for repurchase under the August 2018 and February 2019 repurchase programs, respectively.

Investor Conference Call

The Company will host an investor conference call today, May 2, 2019, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks, Muscle Monster® energy shakes, Monster Hydro® energy drinks, Reign Total Body Fuel™ high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Mutant® energy drinks and Predator® energy drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

	Three-Months Ended March 31,
	2019	2018
Gross sales, net of discounts and returns	$1,090,426	$990,639
Less: Promotional and other allowances	144,435	139,718
Net Sales	$945,991	$850,921

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits and Flavors transaction; outcome of our arbitration proceedings with TCCC, including TCCC developing and distributing additional energy products; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel™ brand high performance energy drinks; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, water usage, environmental impact, human rights and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2018. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2019 AND 2018

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2019	2018

Net sales(1)	$945,991	$850,921

Cost of sales	372,459	335,664

Gross profit(1)	573,532	515,257
Gross profit as a percentage of net sales	60.6%	60.6%

Operating expenses(2)	262,071	235,342
Operating expenses as a percentage of net sales	27.7%	27.7%

Operating income(1),(2)	311,461	279,915
Operating income as a percentage of net sales	32.9%	32.9%

Interest and other income, net	2,742	1,805

Income before provision for income taxes(1),(2)	314,203	281,720

Provision for income taxes	52,718	65,670
Income taxes as a percentage of income before taxes	16.8%	23.3%

Net income(1),(2)	$261,485	$216,050
Net income as a percentage of net sales	27.6%	25.4%

Net income per common share:
Basic	$0.48	$0.38
Diluted	$0.48	$0.38

Weighted average number of shares of common stock and common stock equivalents:
Basic	542,768	566,000
Diluted	548,273	574,129

Case sales (in thousands) (in 192-ounce case equivalents)	101,284	92,315
Average net sales per case(3)	$9.29	$9.17

(1)Includes $14.2 million and $11.2 million for the three-months ended March 31, 2019 and 2018, respectively, related to the recognition of deferred revenue.

(2)Includes $10.7 million and $7.0 million for the three-months ended March 31, 2019 and 2018, respectively, related to distributor termination costs.

(3)Excludes Other segment net sales of $5.3 million and $4.7 million for the three-months ended March 31, 2019 and 2018, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2019 AND DECEMBER 31, 2018

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$618,344	$637,513
Short-term investments	263,697	320,650
Accounts receivable, net	596,661	484,562
Inventories	300,780	277,705
Prepaid expenses and other current assets	63,685	44,909
Prepaid income taxes	64,133	38,831
Total current assets	1,907,300	1,804,170

PROPERTY AND EQUIPMENT, net	241,232	243,051
DEFERRED INCOME TAXES	85,215	85,687
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,042,839	1,045,878
OTHER ASSETS	47,622	16,462
Total Assets	$4,655,851	$4,526,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$267,735	$248,760
Accrued liabilities	117,350	112,507
Accrued promotional allowances	167,700	145,741
Accrued distributor terminations	10,272	—
Deferred revenue	43,591	44,045
Accrued compensation	18,211	39,903
Income taxes payable	6,113	10,189
Total current liabilities	630,972	601,145

DEFERRED REVENUE	303,241	312,224

OTHER LIABILITIES	22,818	2,621

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 634,841 shares issued and 543,547 shares outstanding as of March 31, 2019; 630,970 shares issued and 543,676 shares outstanding as of December 31, 2018	3,174	3,155
Additional paid-in capital	4,288,638	4,238,170
Retained earnings	4,176,130	3,914,645
Accumulated other comprehensive loss	(34,125)	(32,864)
Common stock in treasury, at cost; 91,294 and 87,294 shares as of March 31, 2019 and December 31, 2018, respectively	(4,734,997)	(4,512,205)
Total stockholders’ equity	3,698,820	3,610,901
Total Liabilities and Stockholders’ Equity	$4,655,851	$4,526,891